Exhibit 99.2
Holly Energy Partners Declares Distribution
Increases quarterly distribution 4.5% to $0.575 per unit
DALLAS, TX, July 29, 2005 — Holly Energy Partners, L.P. (NYSE:HEP) today announced declaration of its cash distribution, for the second quarter of 2005, of $0.575 per unit. This represents an increase in the quarterly distribution of 4.5% over the amount of $0.55 distributed per unit for the first quarter of 2005. The distribution will be paid August 15, 2005 to unit holders of record August 8, 2005.
The partnership plans to announce results for the quarter ended June 30, 2005 on August 1, 2005 before the opening of trading on the NYSE. The company has scheduled a conference call later that morning at 10:00AM EDT to discuss financial results. Listeners may access this call by dialing (800) 858-5936. The ID# for this call is 7748639. For those who would like to listen to this call via the internet, you may access the call at:
http://audioevent.mshow.com/245725
Additionally, listeners may replay this call approximately two hours after the call concludes by dialing (800) 642-1687. Enter Conference ID: 7748639. This audio archive will be available through August 15, 2005.
Holly Energy Partners, L.P., headquartered in Dallas, Texas, provides refined petroleum product transportation and terminal services to the petroleum industry, including Holly Corporation, which owns a 45% interest (including the general partner interest) in the Partnership. The Partnership owns and operates refined product pipelines and terminals primarily in Texas, New Mexico, Oklahoma, Arizona, Washington, Idaho and Utah. In addition, the Partnership owns a 70% interest in Rio Grande Pipeline Company, a transporter of LPGs from West Texas to Northern Mexico.
FOR FURTHER INFORMATION, Contact:
Stephen J. McDonnell, Vice President & Chief Financial Officer
M. Neale Hickerson, Vice President, Treasury & Investor Relations
Holly Energy Partners
214/871-3555